EXHIBIT 4.4

FORM OF STOCK OPTION AGREEMENT RELATING TO THE 2004 STOCK PLAN

ALCIS HEALTH, INC.

2004 STOCK PLAN

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the 2004 Stock Plan (the “Plan”) shall have the same defined meanings in this Notice of Stock Option Grant (“Stock Option Grant”).

Name of Optionee	__________________________________

Social Security Number	__________________________________

Address	__________________________________

__________________________________

You have been granted the right to purchase Common Stock of the Company, subject to the terms of the Plan and the Stock Option Agreement executed concurrently herewith, as follows:

Date of Grant	, 200

Vesting Commencement Date	, 200

Exercise Price Per Share	$

Total Number of Shares Granted	_________

Total Exercise Price	$ .00

Type of Option	Incentive Stock Option

Nonstatutory Stock Option

Expiration Date	, 20
(subject to earlier termination per Plan and Stock Option Agreement)

Vesting Schedule. All Shares granted under this Stock Option Grant shall be subject to the Company’s Repurchase Option (“Repurchase Option”) in the Early Exercise and Restricted Stock Purchase Agreement attached as Exhibit A to the Stock Option Agreement. The Shares shall be released from the Company’s Repurchase Option per the following: (i) twenty-five percent (25%) of the Shares shall be released on the one year anniversary of the Date of Grant, and (ii) one thirty-sixth (1/36) of the remaining shares shall be released each month thereafter until all of the Shares have been released.

Acknowledgment. YOU MUST EXERCISE THIS STOCK OPTION GRANT PRIOR TO THE EXPIRATION DATE OR IT WILL TERMINATE AND YOU WILL HAVE NO FURTHER RIGHT TO PURCHASE THE SHARES. By your signature and the signature of the Company’s representative below, you and the Company agree that this Stock Option Grant is granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement, each of which is incorporated herein by reference. You further agree to execute the Stock Option Agreement as a condition to purchasing any shares under this Stock Option Grant.

OPTIONEE:	ALCIS HEALTH, INC.
a Delaware corporation

Signature	Signature

Print Name	Print Name

Title

ALCIS HEALTH, INC.

2004 STOCK PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this          day of                     , 200  , by and between ALCIS HEALTH, INC., a Delaware corporation (the “Company”), and                          (“Optionee”).

1. Grant of Option. The Company hereby grants to Optionee an option (the “Option”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant executed concurrently herewith (“Notice of Grant”), at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the Alcis Health, Inc. 2004 Stock Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

If designated an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option as defined in Section 422 of the Code.

2. Exercise of Option. This Option shall be exercisable prior to the Expiration Date in the Notice of Grant in accordance with the vesting schedule set out in the Notice of Grant and with the provisions of Section 9 of the Plan as follows:

(a) Right to Exercise.

(i) As to Shares which have not yet vested under the vesting schedule indicated in the Notice of Grant, this Option may be exercised in whole or in part at any time prior to the Expiration Date in the Notice of Grant; provided however, that Optionee shall execute as a condition to such exercise of this Option, the Early Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit A (the “Early Exercise Agreement”). If Optionee chooses to exercise this Option solely as to Shares that have vested under the vesting schedule indicated on the Notice of Grant, Optionee shall complete and execute the form of Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit B (the “Exercise Agreement”). Notwithstanding the foregoing, the Company may in its discretion prescribe or accept a different form of notice of exercise and/or stock purchase agreement if such forms are otherwise consistent with this Agreement, the Plan and then-applicable law.

(ii) This Option may not be exercised for a fraction of a share.

(iii) In the event of Optionee’s death, disability or other termination of Optionee’s relationship as a Service Provider, the exercisability of the Option is governed by Section 9 of the Plan; provided however, that in no event may this Option be exercised after the Expiration Date as set forth in the Notice of Grant.

(b) Method of Exercise. This Option shall be exercisable by execution and delivery of the Early Exercise Agreement or the Exercise Agreement, whichever is applicable, or of any other written notice approved for such purpose by the Company which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

Shares issued pursuant to the exercise of an Option under this Agreement shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

(c) Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of this Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this Option.

3. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan;

(d) surrender of other shares of Common Stock of the Company which (i) in the case of Shares acquired pursuant to the exercise of a Company option, have been owned by Optionee for more than 6 months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised; or

(e) if there is a public market for the Shares and they are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the Exercise Price; or

(f) subject to state laws, a promissory note in a form approved by the Company.

4. Restrictions on Exercise. This Option may not be exercised until such time as the shareholders of the Company have approved the Plan, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5. Rights as a Stockholder. The Optionee shall not have any rights as a stockholder with respect to any Shares subject to this Option until the Optionee becomes entitled to receive such Shares by filing an exercise notice and paying the purchase price per Sections 2 and 3 of this Agreement.

6. Non-Transferability of Option. This Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process.

7. Term of Option. This Option may only be exercised in accordance with the Plan and the terms of this Agreement, and in no case later than the Expiration Date in the Notice of Grant.

8. Tax Consequences. Set forth below is a brief summary, as of the date of this Option, of certain of the federal and state tax consequences of exercise of this Option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of Incentive Stock Option. If this Option qualifies as an Incentive Stock Option, there will be no regular federal or state income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Optionee to the alternative minimum tax in the year of exercise.

(b) Exercise of Nonstatutory Stock Option. If this Option does not qualify as an Incentive Stock Option, there may be a regular federal income tax liability and a state income tax liability upon the exercise of the option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an Employee or former Employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(c) Notice of Disqualifying Disposition of Incentive Stock Option Shares. If the Option granted to Optionee herein is an Incentive Stock Option, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (i) the date two years after the Date of Grant, or (ii) the date one year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition. Optionee acknowledges and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from the early disposition by payment in cash or out of the current earnings paid to Optionee.

9. Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

10. At Will Employment. OPTIONEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Acknowledgment. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any question arising under the Plan or this Option.

12.	General Provisions.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

(b) Entire Agreement; Enforcement of Rights. The Plan, Notice of Grant, and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties hereto. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Severability. Should any provision of this Agreement be determined to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d) Construction. A rule of construction that requires any ambiguity to be construed against the drafting party shall not apply in interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the Party to be notified at such Party’s address as set forth in the books and records of the company.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first set forth above.

OPTIONEE:	ALCIS HEALTH, INC.
a Delaware corporation

Signature	Signature

Print Name	Print Name

Title